EXHIBIT 1.1


                              INVESCO UNIT TRUSTS,
                           TAXABLE INCOME SERIES 576

                                TRUST AGREEMENT

                             Dated: August 31, 2016

   This Trust Agreement among Invesco Capital Markets, Inc., as Depositor, The Bank of New York Mellon, as Trustee, Standard & Poor's Securities Evaluations, Inc., as Evaluator, and Invesco Investment Advisers LLC, as Supervisor, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust For Invesco Unit Trusts, Taxable Income Series, Effective for Unit Investment Trusts Established On and After December 10, 2012 (Including Invesco Unit Trusts, Taxable Income Series 429 and Subsequent Series)" (the "Standard Terms and Conditions of Trust") and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

                                WITNESSETH THAT:

   In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee, Evaluator and Supervisor agree as follows:

                                     PART I

                     STANDARD TERMS AND CONDITIONS OF TRUST

   Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                                    PART II

                     SPECIAL TERMS AND CONDITIONS OF TRUST

   The following special terms and conditions are hereby agreed to:

   1. The Bonds listed in the Schedule hereto have been deposited in trust under this Trust Agreement.

   2. The fractional undivided interest in and ownership of each Trust represented by each Unit thereof is a fractional amount, the numerator of which is one and the denominator of which is the amount set forth under "Summary of Essential Financial Information-General Information-Number of Units" in the Prospectus for each Trust.

   3. The term "Final Trust Year" shall be added to Section 1.01 and shall mean the final calendar year of the Trust, commencing on January 1, 2021.

   4. The term "First Settlement Date" shall mean the date set forth in footnote 3 under "Summary of Essential Financial Information" in the Prospectus for the Trust.

   5. The term "Monthly Distribution Date" shall mean the "Distribution Dates" and subsequent footnote 7 set forth under "Summary of Essential Financial Information--Estimated Distributions" in the Prospectus for each Trust.

   6. The term "Monthly Record Date" shall mean the "Record Dates" set forth under "Summary of Essential Financial Information--Estimated Distributions" in the Prospectus for each Trust.

   7. The term "U.S. Treasury Securities" shall be added to Section 1.01 and shall mean direct obligations of the United States which are backed by the full faith and credit of the United States.

   8. The term "Bonds" as set forth in Section 1.01 shall include U.S. Treasury Securities, as applicable, in the Final Trust Year.

   9. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, the Sponsor may direct the Trustee to sell the U.S. Treasury Securities before the sale of Bonds in the event that the cash balance in the Interest and Principal Accounts are insufficient to provide for amounts necessary to pay the fees and expenses of the Trust.

   10. Section 3.03(a) of the Standard Terms and Conditions of Trust shall be replaced in its entirety by the following:

          "The Bonds in the Trust and all moneys (except moneys held by the Trustee pursuant to subsection (b) and (c) hereof), other than amounts credited to the Interest Account, received by the Trustee in respect of the Bonds in the Trust, including insurance payments thereon, if any, shall be credited to a separate account for each Trust to be known as the "Principal Account."

   11. The following shall be added to Section 3.03 of the Standard Terms and Conditions of Trust immediately following Section 3.03(b):

     "(c) Notwithstanding anything to the contrary in the Standard Terms and Condition of the Trust, as principal payments are received by the Trust in the Final Trust Year, the proceeds will be temporarily invested by the Trustee into U.S. Treasury Securities all maturing on or before the Trust's Mandatory Termination Date. As a result, a one-time distribution of all principal received during the Final Trust Year will be made on the Mandatory Termination Date. Provided, however, that if at the time of investment, the U.S. Treasury Securities do not bear a positive yield to maturity, such principal payments received by the Trust during the Final Trust Year will be held in cash until such time as U.S. Treasury Securities bearing a positive yield to maturity, and which will mature on or before the Trust's Mandatory Termination Date, may be purchased by the Trustee. If an issuer prepays or calls a Bond in any calendar year prior to the Final Trust Year, the Trust will distribute the principal to the Unitholders on the next applicable Distribution Date. However, if such principal is received after the last Record Date before the Final Trust Year, the principal will be temporarily invested in U.S. Treasury Securities. Proceeds received within 30 days of the Trust's Mandatory Termination Date will not be invested in U.S. Treasury Securities."

   12. The third paragraph following Section 3.05(f) of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

     "Distributions of amounts represented by the cash balance in the Principal Account for a Trust shall be computed as of each Monthly Record Date. On each Monthly Distribution Date, or within a reasonable period of time thereafter, the Trustee shall distribute to each Unitholder of record of such Trust at the close of business on the preceding Monthly Record Date such Unitholder's pro rata share of the cash balance of the Principal Account as thus computed. Prior to the Final Trust Year, the Trustee shall not be required to make a distribution from the Principal Account unless the cash balance on deposit therein available for distribution shall be sufficient to distribute at least $5.00 per Unit. Funds in the Principal Account will be distributed on the last Monthly Distribution Date of each calendar year to Unitholders of record as of the preceding Monthly Record Date if the amount available for distribution shall equal at least $1.00 per Unit.

     However, in the Final Trust Year, there will be only a single distribution of principal. To the extent the proceeds are not required for the redemption of Units, or for the payment of Trust expenses, principal payments received by the Trust in the final calendar year will be temporarily invested into U.S. Treasury Securities which mature on or before the Trust's Mandatory Termination Date. As a result, a one-time distribution of all such principal received in the Final Trust Year will be made on the Mandatory Termination Date."

   13. The Depositor's annual compensation rate described in Section 3.15 and the Supervisor's annual compensation rate described in Section 4.01 collectively shall be that amount set forth under the section entitled "Summary of Essential Financial Information--Expenses--Supervisory, bookkeeping and administrative service fee" in the Prospectus for the Trust.

   14. The fifth and sixth paragraphs of section 6.02 shall be replaced in their entirety by the following:

     "If the Depositor does not elect to purchase any Units of a Trust tendered to the Trustee for redemption, or if Units are being tendered by the Depositor for redemption, that portion of the Redemption Price which represents interest shall be withdrawn from the Interest Account of such Trust to the extent available. The balance paid on any redemption, including accrued interest, if any, shall be withdrawn from the Principal Account of such Trust to the extent that funds are available for such purpose. If such available balance shall be insufficient, the Trustee shall sell such of the Bonds held in such Trust, currently designated for such purposes by the Supervisor, as the Trustee in its sole discretion shall deem necessary. In the Final Trust Year, the Sponsor may direct the Trustee to sell the U.S. Treasury Securities before the sale of Bonds in order to satisfy redemptions. In the event that funds are withdrawn from the Principal Account for payment of accrued interest, such Principal Account shall be reimbursed for the funds so withdrawn when sufficient funds are next available in the Interest Account.

     The Supervisor, who may consult with the Depositor, shall designate the Bonds held in each Trust to be sold for the purpose of redemption of Units tendered for redemption and not purchased by the Depositor, and for payment of expenses hereunder, provided that if the Supervisor shall for any reason fail to designate Bonds, or in the Final Trust Year, U.S. Treasury Securities, for such purpose the Trustee, in its sole discretion, may designate Bonds for such purposes. The net proceeds of any sales of Bonds or U.S. Treasury Securities, as applicable, representing principal shall be credited to the Principal Account of the Trust and the proceeds of such sales representing accrued interest shall be credited to the Interest Account of the Trust."

   15. The Trustee's annual compensation as set forth under Section 7.04 shall be that amount set forth under the section entitled "Summary of Essential Financial Information--Expenses--Trustee's Fee" in the Prospectus for the Trust.

   16. The first paragraph of Section 9.02 of the Standard Terms and Conditions of Trust shall be replaced in its entirety by the following:

     "Termination. This Indenture and the Targeted Maturity Trust created hereby shall terminate on the Mandatory Termination Date which is the earlier of
     (i) the Mandatory Termination Date set forth in the prospectus of the Trust or (ii) the maturity, redemption, sale or other disposition as the case may be of the last Bond and the U.S. Treasury Securities held hereunder, unless sooner terminated as hereinbefore specified, and may be terminated at any time by the written consent of Unitholders representing 75% of the then outstanding Units of such Trust; provided, that in no event shall a Trust continue beyond the end of the calendar year preceding the fiftieth anniversary of the execution of the related Trust Agreement."

   IN WITNESS WHEREOF, the undersigned have caused this Trust Agreement to be executed; all as of the day, month and year first above written.

                         INVESCO CAPITAL MARKETS, INC.

                            By: /s/ JOHN F. TIERNEY
                -----------------------------------------------
                                 Vice President


                        INVESCO INVESTMENT ADVISERS LLC

                            By: /s/ JOHN F. TIERNEY
                -----------------------------------------------
                     Vice President and Executive Director


                 STANDARD & POOR'S SECURITIES EVALUATIONS, INC.

                           By: /s/ FRANK A. CICCOTTO
                -----------------------------------------------
                             Senior Vice President


                          THE BANK OF NEW YORK MELLON

                           By: /s/ JOANNA YEDREYESKI
                -----------------------------------------------
                                 Vice President




                         SCHEDULE A TO TRUST AGREEMENT

                         SECURITIES INITIALLY DEPOSITED
                                       IN
                 INVESCO UNIT TRUSTS, TAXABLE INCOME SERIES 576

      [Incorporated herein by this reference and made a part hereof is the "Portfolio" schedule as set forth in the Prospectus for the Trust.]